Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
Hagerty, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(f)	3,896,707(2)(3)	$8.965(4)	$34,933,978.26	$0.00014760	$5,156.26
Fees to Be Paid	Equity	Warrants to Purchase Class A Common Stock	457(g)	19,483,539(5)	—	—	—	—(6)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
				Total Offering Amounts				$5,156.26
				Total Fees Previously Paid				—
				Total Fee Offsets				—
				Net Fee Due				$5,156.26

(1)
As discussed in the Prospectus/Offer to Exchange (the “Prospectus/Offer to Exchange”), which forms a part of the Registration Statement on Form S-4 to which this Exhibit 107 is filed as an exhibit, in lieu of issuing fractional shares, any holder who would otherwise have been entitled to receive fractional shares pursuant to the Offer (as defined in the Prospectus/Offer to Exchange) will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of the Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Hagerty, Inc. (the “Company”) on the New York Stock Exchange (the “NYSE”) on the last trading day of the Offer Period (as defined in the Prospectus/Offer to Exchange).

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Company is also registering an indeterminate number of additional shares of Class A common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)
Represents the maximum number of shares of Class A Common Stock that may be issued directly to the holders of the Company’s outstanding (i) public warrants, (ii) private placement warrants, (iii) underwriter warrants, (iv) OTM warrants, and (v) PIPE warrants who tender their respective warrants to purchase shares of Class A Common Stock pursuant to the Offer (as defined in the Prospectus/Offer to Exchange).

(4)
Estimated pursuant to Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $8.965, per share, which is the average of the high and low prices of the Class A Common Stock on the NYSE on May 29, 2024.

(5)	Represents the maximum number of warrants that may be exchanged in the Offer or amended pursuant to the Warrant Amendments (as defined in the Prospectus/Offer to Exchange).
(6)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.